UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2005 (March 23, 2005)

THE NASDAQ STOCK MARKET, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York 10006

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 401-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 9.01. Financial Statements and Exhibits.

SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

Nasdaq entered into letter agreements with six of its executive officers, effective as of March 23, 2005 (“Letter Agreements”), that provide enhanced severance benefits if these executives are terminated in connection with a change in control of Nasdaq. The six executive officers, all executive vice presidents, are: Bruce Aust, Christopher Concannon, Adena Friedman, John Jacobs, Steven Randich and David Warren.

The form of the Letter Agreement was previously approved by Nasdaq’s Board of Directors and the terms of the Letter Agreement were previously disclosed on Nasdaq’s Form 8-K dated February 9, 2005. A change in control for purposes of the Letter Agreement generally consists of the first to occur of the following:

•	an acquisition of more than 50% of Nasdaq’s voting securities (other than in limited situations such as acquisitions directly from Nasdaq or where the acquirer is a related entity of Nasdaq, including NASD);

•	the current Nasdaq Board (and their approved successors) cease to constitute a majority of the Nasdaq Board;

•	the consummation of a merger, consolidation or reorganization, unless (1) Nasdaq’s voting securities prior to the transaction continue to represent more than 50% of the voting securities of the surviving entity (either by remaining outstanding or being converted into voting securities of the surviving entity) or (2) no person directly or indirectly acquires more than 50% of Nasdaq’s then outstanding voting securities (other than acquisitions directly from Nasdaq); or

•	the complete liquidation of Nasdaq or the sale by Nasdaq of all or substantially all of its assets.

Under the Letter Agreement, if an executive is terminated by Nasdaq without cause or the executive resigns for “Good Reason” (as defined in the Letter Agreement), during (x) the 180 day period immediately prior to a change in control (if the executive can reasonably demonstrate that the termination or Good Reason event was at the request of a third party that does thereafter effect a change in control of Nasdaq) or (y) during the one year period after the change in control, then he or she is entitled to the following payments and benefits from Nasdaq:

•	cash severance pay equal to 24 months of base salary plus 100% of target bonus in respect of the year in which the termination occurs;

•	continued medical and dental benefits until the earlier of (1) termination of the executive’s COBRA continuation period; (2) 24 months following termination; or (3) the date executive secures subsequent employment with comparable medical and dental coverage and continued life insurance and accidental death and dismemberment insurance benefits for 24 months following termination; and

•	outplacement services for a period of 12 months following termination or, if earlier, until executive’s first acceptance of an employment offer.

An executive is not entitled to benefits under the Letter Agreement if his or her termination is on account of death or disability.

The Letter Agreement does not change the terms of the executive’s outstanding equity awards (which generally fully vest upon an executive’s termination following a change in control) or retirement plan benefits, which continue to be governed by the terms of the respective arrangements. In addition, the Letter Agreement does not provide for indemnification of any “golden parachute” excise taxes that may be payable by an executive under Section 4999 of the Internal Revenue Code of 1986, as amended in connection with the change in control. Rather, the Letter Agreement provides if any payments or benefits to an executive would be subject to a golden parachute excise tax under Section 4999 payments and/or benefits to the executive will be reduced or “cut back” so that no such golden parachute excise tax will be due.

The Letter Agreement contains restrictive covenants, including requiring the executive to maintain the confidentiality of Nasdaq’s proprietary information and to refrain from disparaging Nasdaq. The Letter Agreement also prohibits the executive from soliciting Nasdaq employees or rendering services for a competing entity for a period of one year following termination in connection with a change in control. To receive severance benefits under the Letter Agreement, the executive must execute a general release of claims against Nasdaq. In addition, payments and benefits under the Letter Agreement are generally subject to discontinuation in the event an executive breaches the restrictive covenants.

Copies of each of the Letter Agreements filed herewith, are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

The following exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Exhibit Description
99.1	Letter Agreement, effective as of March 23, 2005, between The Nasdaq Stock Market, Inc. and Bruce Aust.

99.2	Letter Agreement, effective as of March 23, 2005, between The Nasdaq Stock Market, Inc. and Christopher Concannon.

99.3	Letter Agreement, effective as of March 23, 2005, between The Nasdaq Stock Market, Inc. and Adena Friedman.

99.4	Letter Agreement, effective as of March 23, 2005, between The Nasdaq Stock Market, Inc. and John L. Jacobs.

99.5	Letter Agreement, effective as of March 23, 2005, between The Nasdaq Stock Market, Inc. and Steven Randich.

99.6	Letter Agreement, effective as of March 23, 2005, between The Nasdaq Stock Market, Inc. and David P. Warren.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2005	THE NASDAQ STOCK MARKET, INC.

	By:	/s/ Edward S. Knight
Edward S. Knight Executive Vice President and General Counsel